Exhibit 10.1

Fisher Communications, Inc. Management Short Term Incentive Plan -2013

Purpose

The purpose of the Management Short Term Incentive Plan (the Plan) is to reward performance by focusing Fisher Communications key management employees on setting high standards and achieving performance goals.

Administration of the Plan

The Compensation Committee of the Board of Directors of Fisher Communications (the Committee) will approve final disposition of all matters pertaining to the administration of the Plan. The Committee’s decisions affecting the construction of the Plan will be final and binding on all parties.

The President and Chief Executive Officer (CEO) of Fisher Communications, on behalf of the Committee, has the responsibility to administer the Plan. The CEO will review goals for all plan participants. The Committee will review and approve Company financial goals, individual goals and final performance results and payouts.

Responsibilities for actions taken under the Plan and associated time frames are:

Responsibilities	CEO	Participant	Finance and Administration	Committee

Goal setting for upcoming year (Company financial and individual)	December 2012- January 2013	December 2012- January 2013	October 2012- December 2013

Goal approval for upcoming year				February 2013- March 2013

Evaluation of performance results at the end of the Plan period	January 2014- February 2014		January 2014- February 2014

Calculation of payouts	March 2014		March 2014

Approval of payouts and performance results for previous year				February 2014- March 2014

Communication of payouts	March 2014

Payouts to participants		By March 15, 2014

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Fisher Communications, Inc. Management Short Term Incentive Plan -2013

Plan Period

The plan period is defined as January 1, 2013 through December 31, 2013.

Plan Participants

Participants in the Plan will be corporate officers and other key management employees approved by the Committee that are responsible for directing and performing functions that have significant impact on Fisher Communications’ performance. At the current time they are:

•	President and Chief Executive Officer

•	Executive Vice President, Operations

•	Senior Vice President, General Counsel and Corporate Secretary

•	Senior Vice President, Revenue and Business Development

•	Senior Vice President, Chief Financial Officer

•	Vice President, Human Resources

•	Vice President, Technology

•	Vice President, Corporate Development & Investor Relations

Newly hired employees who are added as participants to the Plan during the year may receive prorated incentive awards as recommended by the CEO and approved by the Committee.

Plan Performance Measures and Weights

Performance measures are established before the end of the first quarter of the Plan period.

Performance measures for all of the above employees will consist of 100% of the incentive based on Company Financial Performance or Fisher’s Adjusted EBITDA (which may be adjusted for certain circumstances by the Compensation Committee).

Award payments for Adjusted EBITDA component will be based on the Payout as a Percent of Target which corresponds to the EBITDA achievement as a percent of target. The EBITDA payout will be calculated as follows: Payout as a percent of target x participant’s target bonus percent x 100%.

Please refer to the Corporate Matrix for illustration of award potential for the Adjusted EBITDA component of the incentive.

Award Schedule

At the beginning of the Plan year, a performance/payout schedule will be developed that specifies threshold, target, and maximum Company financial performance levels and the corresponding percentage of the target award that would be earned for each performance level.

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Fisher Communications, Inc. Management Short Term Incentive Plan -2013

Target Incentive Awards

Target incentive awards are expressed as a percentage of base salary and vary by position level and accountabilities.

Payment of Awards

A participant’s payout is calculated as follows:

•	Confirm target opportunity as % of base salary

•	Assess level of Company financial performance versus target performance

•	Determine payout as a percent of target for Company financial results

Termination

Retirement or Disability — In the event of termination of employment through retirement or as a result of total disability as defined in Fisher Broadcasting benefit plans, the award will be prorated for the number of months of the year completed prior to termination. Retirement is defined as termination of employment on or after age 65. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.

Company Transaction – In the event of a Company Transaction (as that term is defined in Fisher’s Amended and Restated 2008 Equity Incentive Plan) during 2013, participants will earn a prorated portion of their target award for the period until the Company Transaction’s effective date (the “Transaction Effective Date”) and will not be eligible to earn an award for any period during 2013 after the Transaction Effective Date. The proration will be calculated based upon the number of full weeks worked by the participant during 2013 prior to the Transaction Effective Date. In such event, the prorated awards will be payable only to participants who are employed by Fisher Communications as of the Transaction Effective Date and will be paid within 30-days after the Transaction Effective Date.

Death — If the participant dies, any unpaid awards will be paid to his or her estate in one lump sum. The amount of the award will be prorated for the number of months of the year completed prior to the participant’s death. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.

Termination for Reasons Other Than Retirement, Disability or Death — In the event of termination of employment for any other reason, the participant will not be entitled to any incentive compensation for the Plan period [subsequent to termination, unless otherwise approved by the Committee.

Amendment or Termination of the Plan — The Committee may terminate, amend or modify this Plan at any time.

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Fisher Communications, Inc. Management Short Term Incentive Plan -2013

Other Considerations

Right of Assignment — No right or interest in the Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment — Participation under this Plan does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Plan period does not guarantee the participant the right to participation in any subsequent Plan period.

Withholding for Taxes — Fisher Broadcasting has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such payments.

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Fisher Communications, Inc. Management Short Term Incentive Plan -2013

Corporate Matrix

Corporate Performance (EBITDA) as a % of Target	Payout As a % of Target
80%	0%
81%	1%
82%	8%
83%	10%
84%	13%
85%	15%
86%	18%
87%	23%
88%	28%
89%	33%
90%	38%
91%	43%
92%	48%
93%	53%
94%	60%
95%	68%
96%	75%
97%	83%
98%	90%
99%	98%
100%	100%
101%	105%
102%	110%
103%	115%
104%	120%
105%	125%
106%	130%
107%	135%
108%	140%
109%	145%
110%	150%
111%	155%
112%	160%
113%	165%
114%	170%
115%	175%
116%	180%
117%	185%
118%	190%
119%	195%
120%	200%

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